  Exhibit 99.1

NEWS RELEASE
For immediate release

Navient appoints Linda Mills as chair

WILMINGTON, Del., May 23, 2019— Navient (Nasdaq: NAVI), a leading education loan management and business processing services company, today announced that Linda Mills was elected chair of its board of directors effective June 6, 2019, when Navient holds its annual meeting of shareholders.

“Our board will continue to focus on accelerating Navient’s positive momentum in creating value for all of our stakeholders,” Mills said. “Ultimately, when we help our customers succeed, our employees and shareholders also are successful.”

William M. Diefenderfer III, Navient’s current chairman, announced in early May that he would not stand for election at the 2019 annual meeting.

“Bill built a cohesive, skilled board with the right experience and talent, and he valued diverse perspectives,” Mills said. “Under his leadership, Navient was launched and remains focused on enhancing the success of our customers.”

“Bill’s leadership has been critical to Navient’s success and I thank him for his dedication to the organization and our mission,” said Jack Remondi, CEO of Navient. “Linda has brought valuable perspectives and leadership experience to our board and I look forward to working with her in this new capacity.”

Mills, who joined the board in 2014, is president of Cadore Group LLC, a management and technology consulting company. Previously, she was corporate vice president of operations for Northrop Grumman, a leading global security provider of advanced solutions for defense, intelligence, civil agency and commercial customers. At Northrop Grumman, she was responsible for driving effective operations to maximize performance, innovation and affordability.

In addition to Navient, Mills serves on the board of directors of American International Group, Inc. (AIG). She also serves on the board of the Smithsonian National Air and Space Museum and the board of visitors for the University of Illinois College of Engineering.

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About Navient

Navient (Nasdaq: NAVI) is a leader in education loan management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at navient.com.

Contact:

Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com